Exhibit 5.1

March 19, 2024

Genprex, Inc.

3300 Bee Cave Road, #650-227

Austin, TX 78746

Ladies and Gentlemen:

We have acted as counsel to Genprex, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-271386) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (as so filed and as amended, the “Registration Statement”) and the related prospectus contained in the Registration Statement (the “Base Prospectus”) and (ii) the preparation and filing of the prospectus supplement, dated March 19, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale by the Company (the “Offering”) of (i) 165,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) (ii) pre-funded warrants to purchase up to 1,377,112 shares of Common Stock (each a “Pre-Funded Warrant,” and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”), and (iii) warrants to purchase up to 1,542,112 shares of Common Stock (each a “Warrant,” and each share of Common Stock underlying a Warrant, a “Warrant Share”).

The Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Warrants and Warrant Shares are to be issued and sold by the Company pursuant to the Securities Purchase Agreement, dated as of March 19, 2024 (the “Purchase Agreement”), between the Company and the purchaser signatory thereto.

In connection with the Offering, the Company will issue to the placement agent, or its designees, warrants (the “Placement Agent Warrants”) to purchase up to 92,527 shares of Common Stock (the “Placement Agent Warrant Shares”).

The form of Purchase Agreement, Pre-Funded Warrant, Warrant and Placement Agent Warrants will be filed with the Commission as exhibits to the Company’s Current Report on Form 8-K to be filed in connection with the transactions effected by the Purchase Agreement (the “Form 8-K”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Purchase Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants, the Warrants and the Placement Agent Warrants have been duly authorized and, when executed and delivered by the Company will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles and (iii) the Pre-Funded Warrant Shares, the Warrant Shares and the Placement Agent Warrant Shares have been duly authorized and, when issued and paid for upon the due exercise of the Pre-Funded Warrants, the Warrants or the Placement Agent Warrants, as applicable, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and the applicable laws of the State of New York.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the inclusion of this opinion as an exhibit to the Form 8-K, which will be incorporated by reference into the Registration Statement, and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP